Exhibit 99.3

CARE.COM APPOINTS MICHAEL ECHENBERG
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Waltham, MA, March 19, 2015 - Care.com (NYSE: CRCM), the world’s largest online marketplace for finding and managing family care, today announced that Michael Echenberg has been appointed Executive Vice President and Chief Financial Officer of the Company and will join in late April. Mr. Echenberg will succeed Steve Boulanger who was named Interim CFO of the Company in November 2014.

In making the announcement, Sheila Lirio Marcelo, Founder, Chairwoman and CEO of Care.com said, “We are thrilled to welcome Michael to the Care.com team. Over the course of his career, and most notably during his tenure at Weight Watchers, Michael has amassed financial and strategic expertise building global consumer-facing multi-platform brands. His knowledge and insight will be invaluable as we continue to grow and expand our business.”

“I believe strongly in Care.com’s mission and joining the organization is an opportunity to combine my global consumer brand experience with my entrepreneurial roots,” commented Mr. Echenberg. “I’m very excited to work with Sheila, the Board and the rest of the team to help the company reach its full potential.”

Mr. Echenberg joins Care.com from Weight Watchers International Inc. where he served for the last two years as Chief Strategy Officer for the global publicly traded company. In that role, he oversaw all mergers and acquisitions and franchise relationships and drove FP&A and long-range planning initiatives. In 2004, he joined WeightWatchers.com, then a separate company, as its Vice President of Strategy. After helping to consummate the transactions that brought WeightWatchers.com and Weight Watchers International together, he held several senior management roles in the combined entity. These included Head of Finance for the North America business unit; CFO of the Weight Watchers Health Solutions business unit in its launch year; and SVP, Corporate Finance & Strategy, which included management of investor relations.

Mr. Echenberg started his career as a management consultant, first at Dean & Company and then at McKinsey & Company as part of its Corporate Finance & Strategy practice. In between, he served as Head of Strategy for ParentWatch, Inc., a service for parents to view live online video streams from their children’s child care centers. He received his bachelor’s degree from Harvard University and his MBA from Harvard Business School.

About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 14.1 million member consumers* across 16 countries, including the US, UK, Canada and parts of Western Europe, and

-more-

approximately half a million employees having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and household payroll and tax services provided by Care.com HomePay. Care.com builds employers customized benefits packages covering child care, back up care and senior care consulting services through its Global Workplace Solutions, and serves care businesses with marketing and recruiting support. To further connect families, Care.com has expanded its consumer service with its 2014 acquisition of Citrus Lane, the leading social commerce site for moms, and its 2013 acquisition of Big Tent, a community platform with more than 1 million active members. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and Silicon Valley.

*As of December 31, 2014

# # #

Contact:
Nancy Bushkin
Vice President, Public Relations & Corporate Communications
Care.com
781-642-5919
nbushkin@care.com